Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS A 2.6% INCREASE IN THIRD QUARTER 2010 NET REVENUES

WATSONVILLE, Calif., October 14, 2010 - West Marine, Inc. (Nasdaq: WMAR) today reported net revenues for its 13-week 2010 fiscal third quarter ended October 2, 2010 of $172.6 million, an increase of $4.4 million, or 2.6%, from net revenues of $168.2 million a year ago.

Comparable store sales increased 3.7% or $5.2 million.  Revenues from stores opened during 2009 and the first three quarters of 2010 were $9.2 million.  However, the impact of stores closed during these same periods effectively reduced revenues by $8.3 million. The majority of the closures occurred in connection with our on-going “real estate optimization” program to evolve into having fewer, larger stores.

Geoff Eisenberg, Chief Executive Officer of West Marine, said: "We were quite pleased with our comp store and total revenue increases, especially in light of two challenges we faced during the third quarter; we believe there was a general softening in the boating equipment market after the 4th of July, and we were past the year-over-year positive sales impact of the Boater’s World closure.

Our webcast and conference call to discuss third quarter 2010 financial results is currently scheduled for Thursday, October 28, 2010 at 10:00 AM Pacific Time, and details on that will follow in the near future.”

Net revenues in the Stores segment for fiscal third quarter of 2010 were $157.5 million, an increase of $6.0 million, or 4.0%, compared to the same period last year.  A driver of this growth was gains in sales to wholesale customers through our store locations as part of our ongoing efforts to better serve this group, as well as leverage our store facilities. Sales to Port Supply customers through store locations are included in the Stores segment.  West Marine's Port Supply (wholesale) segment revenues through the distribution centers for fiscal third quarter of 2010 were $6.7 million, a decrease of $0.8 million, or 11.1%, compared to the same period last year. Net revenues in the Direct Sales segment for fiscal third quarter of 2010 were $8.4 million, a decrease of $0.8 million, or 8.3%, compared to the same period last year.

Net revenues for the thirty nine weeks ended October 2, 2010 were $515.5 million, an increase of $31.0 million, or 6.4%, from net revenues of $484.5 million for the same period a year ago, primarily due to a comparable store sales increase of 7.2%, or $29.4 million. There was also $24.1 million in sales from stores opened during 2009 and the first three quarters of 2010. However, stores closed during 2009 and the first three quarters of 2010 effectively reduced net revenues by $21.0 million.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 328 company-operated stores located in 38 states, Puerto Rico, Canada and two franchised stores located in Turkey.  Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations.  Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229